================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Catellus Development Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             [LOGO OF CATELLUS]

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Catellus Development Corporation which will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California on Thursday, May 28, 1998 at 10:00 A.M. (local time).

  At the Annual Meeting, stockholders will be asked to elect eleven directors and vote on a stockholder proposal. Information about these matters is contained in the attached Proxy Statement.

  The Company's management would appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

  I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on May 28, 1998.

                                       Sincerely,



                                       /s/ Nelson C. Rising
                                       -----------------------------------
                                       Nelson C. Rising
                                       President and Chief Executive Officer


April 13, 1998

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 28, 1998

  The Annual Meeting of Stockholders of Catellus Development Corporation (the "Company") will be held on Thursday, May 28, 1998 at 10:00 A.M. (local time) at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California for the following purposes:

  (1)To elect eleven Directors;

  (2)To act upon the stockholder proposal set forth in the attached Proxy Statement; and

  (3)To transact such other business as may properly come before the Annual Meeting.

  Only stockholders of record at the close of business on March 30, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

  Please sign, date, and mail the enclosed proxy card promptly in the enclosed envelope, so that your shares of stock may be represented at the meeting.

                                       By Order of the Board of Directors,


                                       /s/ Kathleen Smalley
                                       ----------------------------
                                       Kathleen Smalley
                                       Secretary

April 13, 1998
San Francisco, California

                       CATELLUS DEVELOPMENT CORPORATION
                              201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement is furnished to the stockholders of Catellus Development Corporation (the "Company") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders to be held on Thursday, May 28, 1998, at 10:00 A.M. (local time) and at any adjournment thereof. The Annual Meeting of Stockholders will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California.

  This solicitation is being made on behalf of the Board of Directors of the Company, whose principal executive offices are located at 201 Mission Street, San Francisco, California 94105, telephone (415) 974-4500. This Proxy Statement, proxy card, and Notice of Annual Meeting of Stockholders and the Company's 1997 Annual Report are being mailed to stockholders on or about April 13, 1998.

  The shares represented by any proxy in the enclosed form, if the proxy is properly executed and is received by the Company before or at the Annual Meeting, will be voted in accordance with the specifications made on the proxy. Proxies received by the Company on which no specification has been made by the stockholder will be voted in favor of the nominees to the Board of Directors listed in this Proxy Statement and against the stockholder proposal.

  Any stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the address of the Company indicated above, which notice may be given by the filing of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  Stockholders of record at the close of business on March 30, 1998 are entitled to notice of and to vote at the Annual Meeting. On March 30, 1998, the issued and outstanding voting securities of the Company consisted of 106,601,235 shares of Common Stock, each of which is entitled to one vote with respect to the election of directors and on any other matters which may properly come before the Annual Meeting or any adjournment thereof.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. Assuming the presence of a quorum, the election of Directors will require the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting. Assuming the presence of a quorum, the adoption of the stockholder proposal set forth below will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

  The inspector of elections appointed by the Company will count all votes cast in person or by proxy at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes cast for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

  The cost of this proxy solicitation will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock held of record by such persons. The Company will reimburse such persons for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by Directors, officers and regular employees of the Company, who will not receive additional compensation therefor, by personal contact or by telephone or other means of communication.

                             ELECTION OF DIRECTORS

  Eleven Directors are to be elected to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The following table presents information regarding each nominee to be presented by the Board of Directors for election as a Director of the Company at the Annual Meeting. Each nominee has indicated his or her willingness to serve if elected, but if any nominee should become unable to serve, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select. The information below concerning each nominee has been furnished to the Company by such nominee.

                      NOMINEES FOR ELECTION AS DIRECTORS

                                                                     YEAR FIRST
                                                                     ELECTED A
   NAME OF NOMINEE              BUSINESS EXPERIENCE              AGE  DIRECTOR
   ---------------              -------------------              --- ----------
 Joseph F. Alibrandi Mr. Alibrandi has served as a Director of    69    1989
                     the Company since May 1989. From 1985 to
                     the present, Mr. Alibrandi has served as
                     Chairman of Whittaker Corporation, a
                     diversified company with business
                     activities in the aerospace and
                     communications field. From 1974 to 1994
                     and from 1996 to the present, he has also
                     served as Chief Executive Officer of
                     Whittaker Corporation. Mr. Alibrandi is
                     currently a director of Whittaker
                     Corporation, Jacobs Engineering Group,
                     Burlington Northern Santa Fe Corporation,
                     Bank of America NT & SA, BankAmerica
                     Corporation, and NewMed Corporation.
 Daryl J. Carter     Mr. Carter has served as a Director of       42    1995
                     the Company since May 1995. From 1992 to
                     the present, Mr. Carter has served as Co-
                     Chairman of Capri Capital, L.P. (or a
                     predecessor company), a real estate
                     investment management company. From 1990
                     to 1992, he was President of Carter
                     Property Company, a real estate asset
                     management company. From 1985 to 1990, he
                     served as Vice President of Westinghouse
                     Credit Corporation, a real estate
                     investment company. Mr. Carter is
                     currently a director of Acacia Bank.
 Richard D. Farman   Mr. Farman has served as a Director of       62    1997
                     the Company since May 1997. He has been
                     President, Chief Operating Officer and
                     Director of Pacific Enterprises, an
                     energy services company, since 1993. From
                     1989 to 1993, he served as Chairman and
                     Chief Executive Officer of Southern
                     California Gas Company, a subsidiary of
                     Pacific Enterprises. Mr. Farman is
                     currently a director of Sentinel Group
                     Funds, Inc. and Union Bank of California.
 Christine Garvey    Ms. Garvey has served as a Director of       52    1995
                     the Company since May 1995. From April
                     1997 to the present, Ms. Garvey has
                     served as Group Executive Vice President,
                     Commercial Real Estate Services Group of
                     Bank of America NT&SA. From 1992 to March
                     1997, Ms. Garvey served as Executive Vice
                     President, Corporate Real Estate, Other
                     Real Estate Owned, Sales and Property
                     Management of Bank of America NT & SA.

 William M. Kahane       Mr. Kahane has served as a Director of the     49 1997
                         Company since May 1997. From 1992 to the
                         present, Mr. Kahane has served as Managing
                         Partner of Milestone Partners Limited, an
                         investment banking and financial advisory
                         company, and Chief Investment Officer of
                         Robert H. Burns Holdings Ltd., a private
                         investment company. Mr. Kahane is a
                         director (advisory) of Yue-Sai Kan
                         Cosmetics, and a director of Robert H.
                         Burns Holdings Ltd. and Robert H. Burns
                         Ventures Ltd.
 Donald J. McNamara      Mr. McNamara has served as a Director of       45 1997
                         the Company since May 1997. From 1988 to
                         the present, Mr. McNamara has served as the
                         Chairman of The Hampstead Group, an
                         investment company founded by Mr. McNamara.
                         He is also Chairman of Bristol Hotel
                         Company and various private enterprises.
 Leslie D. Michelson     Mr. Michelson has served as a Director of      47 1997
                         the Company since May 1997. From 1988 to
                         the present, Mr. Michelson has served as
                         Chairman and Chief Executive Officer of
                         Value Health Sciences, Inc., an applied
                         health services research firm. He is also a
                         director of G&L Realty, Inc.
 Nelson C. Rising        Mr. Rising has served as President and         56 1994
                         Chief Executive Officer and a Director of
                         the Company since September 1994. From 1984
                         to September 1994, Mr. Rising was a Senior
                         Partner with Maguire Thomas Partners, a Los
                         Angeles-based commercial developer. He is
                         currently a Director of the Federal Reserve
                         Bank of San Francisco.
 Jacqueline R. Slater    Ms. Slater has served as Chairman of the       45 1993
                         Board of Directors of the Company since May
                         1997 and as a Director of the Company since
                         February 1993. From 1995 to the present,
                         Ms. Slater has served as Managing Director,
                         The Chase Manhattan Bank and President,
                         Chase Commercial Mortgage Securities Corp.
                         From 1990 to 1995, she was Managing
                         Director, responsible successively for
                         commercial real estate restructuring and
                         REO (real estate owned) sales.
 Thomas M. Steinberg     Mr. Steinberg has served as a Director of      41 1994
                         the Company since June 1994. From December
                         1996 to the present, Mr. Steinberg has
                         served as President of Tisch Family
                         Interests. In this capacity, he manages and
                         supervises investments for members of the
                         Laurence A. Tisch and Preston R. Tisch
                         families. From 1991 until 1997, he served
                         as Managing Director of Tisch Family
                         Interests.
 Beverly Benedict Thomas Ms. Thomas has served as a Director of the     55 1995
                         Company since May 1995. Ms. Thomas
                         currently heads her own public affairs
                         consulting firm, BBT Strategies. From 1995
                         to 1997, Ms. Thomas served as Vice
                         President of UT Strategies Inc., a public
                         affairs firm. From 1991 to 1995, she was
                         Assistant Treasurer of the State of
                         California. She is currently a Commissioner
                         of the Los Angeles City Employees
                         Retirement System.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS INDICATED.

ARRANGEMENTS REGARDING NOMINEES

  Under the terms of Mr. Rising's employment agreement with the Company, the Board of Directors is required, through December 31, 2000, to use its best efforts to cause Mr. Rising to continue to be elected as a member of the Board of Directors. See "Employment Agreements--Agreement with Mr. Rising."

DIRECTORS' COMPENSATION

  Directors who are not employees of the Company receive an annual retainer fee of $30,000, a fee of $1,250 for each meeting of the Board of Directors attended, and a fee of $1,000 for each Board committee meeting attended. The chairman of each committee receives an annual fee of $3,000. Directors are also reimbursed for their out-of-pocket expenses for each Board or committee meeting attended.

  Pursuant to the Company's Amended and Restated Executive Stock Option Plan (the "Executive Stock Option Plan"), each of the current non-employee Directors first elected or appointed to the Board of Directors before the 1996 Annual Meeting of Stockholders received an option to purchase 5,000 shares of Common Stock upon his or her initial appointment or election to the Board of Directors. Each such option is exercisable in installments on a cumulative basis at a rate of 20% each year, commencing on the first anniversary of the date of grant, and expires on the tenth anniversary of the date of grant. Each such option has an exercise price of 127.63% of the Fair Market Value (as defined in the Executive Stock Option Plan) of the Common Stock on the grant date, which increases by 5%, compounded annually, on each anniversary of the date of grant, commencing on the sixth anniversary of the grant date.

  Pursuant to the Amended and Restated 1996 Performance Award Plan ("1996 Plan"), each non-employee Director who was first elected or appointed to the Board of Directors after the 1996 Annual Meeting of Stockholders received an option to purchase 5,000 shares of Common Stock upon his or her election or appointment. In addition, promptly following the date of each Annual Meeting of Stockholders, each non-employee Director elected by the stockholders will receive an automatic grant of an option to purchase 5,000 shares of Common Stock; provided, however, that no non-employee Director will receive more than one such automatic grant in any calendar year. Each such option has an exercise price of 100% of the Fair Market Value (as defined in the 1996 Plan) of the Common Stock on the grant date and expires on the tenth anniversary of the date of grant. Each such option becomes exercisable in accordance with a schedule based upon the achievement of certain price levels for the Common Stock as follows: if the average price of the Common Stock (calculated on an average price basis over 30 consecutive trading days) is (a) 125% or more of the exercise price, then the option shall be exercisable as to 25% of the option shares; (b) 150% or more of the exercise price, 50% of such shares; (c) 175% or more of the exercise price, 75% of such shares; and (d) 200% or more of the exercise price, 100% of such shares. Notwithstanding the foregoing, each such option will vest on the eighth anniversary of the grant date as to the entire number of shares without regard to the price of the Common Stock.

  Pursuant to the 1996 Plan, on or before December 31 of each year, each non-employee Director may irrevocably elect to defer and receive in Director Stock Units (as defined below) all or a portion (in increments of 25%, 50%, or 75%) of the compensation payable to such Director for services on the Board of Directors, including retainers, fees for services as Chairman of the Board or a committee chairman (collectively, the "Annual Payments") and meeting fees, during the next succeeding calendar year. Each Director Stock Unit is a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one share of Common Stock. If a Director elects to defer all or part of his or her compensation, the Company:

  (i) As of the beginning of the year in which the compensation will be earned, will credit the Director with a number of Director Stock Units determined by dividing the sum of the Annual Payments deferred by 90% of the Fair Market Value (as defined in the 1996 Plan) of a share of Common Stock on the date of the credit, and

  (ii) As of the end of the period in which the compensation is earned, will credit the Director with a number of Director Stock Units determined by dividing the amount of meeting fees deferred by 90% of the Fair Market Value (as defined in the 1996 Plan) of a share of Common Stock on the date of the credit.

  The Director Stock Units credited for a calendar year vest proportionately on a per diem basis and vest fully at the end of that calendar year. If the Director ceases to be a member of the Board by reason of death or disability during any calendar year, any unvested Director Stock Units for that year vest immediately. Upon termination of service or upon the occurrence of an earlier specified date which is at least three years after the election of deferral, each Director is entitled to receive a distribution of the vested amount deferred either in a lump sum or in a specified number of annual installments, as previously selected by such Director. All distributions will be in an equivalent whole number of shares of Common Stock.

  Ms. Slater was appointed to serve as Chairman of the Board of Directors on May 29, 1997. In addition to the annual retainer fee and meeting fees described above, Ms. Slater became eligible to receive compensation for her services as Chairman at the rate of $50,000 per year, commencing May 29, 1997. Ms. Slater elected to defer 100% of the cash compensation payable to her as Chairman and to receive Director Stock Units (as described above).

BOARD OF DIRECTORS MEETINGS

  The Board of Directors held nine meetings during the Company's last full fiscal year. In 1997, each Director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which such Director was a member.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee, a Compensation and Benefits Committee (the "Compensation Committee"), a Compensation Review Committee (the "Review Committee"), a Finance Committee, and a Board Affairs Committee. No member of these Committees, other than the Finance Committee, may be an employee of the Company.

  The Audit Committee is presently composed of Mmes. Garvey and Thomas and Messrs. Alibrandi and Carter. The functions of the Audit Committee are to recommend to the Board the independent public accountants to be engaged by the Company, and to review the Company's general policies and procedures with respect to audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the independent public accountants. The Audit Committee met five times in 1997. The Audit Committee is chaired by Ms. Garvey.

  The Compensation Committee is presently composed of Messrs. Alibrandi, Carter, Farman, Kahane, and Michelson. The functions of the Compensation Committee are to make recommendations to the Review Committee with respect to compensation of the Chief Executive Officer, to recommend to the Review Committee the compensation of certain members of senior management reporting directly to the Chief Executive Officer, to exercise general review authority over compensation levels of all other corporate officers and key management personnel, to review annually compensation practices and salary administration procedures, and generally to review and approve changes in existing employee benefit programs and adopt new programs. The Compensation Committee met nine times in 1997. Mr. Michelson is the chairman of the Compensation Committee.

  The Review Committee is presently composed of Messrs. Alibrandi, Carter, Farman, Kahane, McNamara, Michelson, and Steinberg, and Mmes. Slater and Thomas. The function of the Review Committee is to review and act upon recommendations of the Compensation Committee with respect to the compensation of the Chief Executive Officer and certain members of senior management reporting directly to the Chief Executive Officer. The Review Committee was established on October 29, 1997, but did not meet in 1997. Ms. Slater is the chairman of the Review Committee.

  The Finance Committee is presently composed of Messrs. Kahane, McNamara, Michelson, Rising, and Steinberg. The function of the Finance Committee is to review and approve financing arrangements and other transactions or, in cases involving certain sizes of transactions, to make recommendations to the Board concerning financing arrangements and other transactions. The Finance Committee met seven times in 1997. Mr. Kahane is the chairman of the Finance Committee.

  The Board Affairs Committee is presently composed of Mmes. Garvey and Thomas and Messrs. Farman and Steinberg. The function of the Board Affairs Committee is to consider matters related to the governance of the Board, including the nomination of persons for election or re-election to the Board. The Board Affairs Committee met seven times in 1997. Ms. Thomas is the chairman of the Board Affairs Committee.

  The Board Affairs Committee will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions should be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with the written consent of the prospective nominee for consideration of his or her name by the Board Affairs Committee.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 31, 1998, information with respect to the number of outstanding shares of Common Stock of the Company beneficially owned by each Director of the Company, each nominee for Director, each of the named executive officers, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, and except as such powers may be shared with their spouses under applicable law, the persons indicated below have sole voting power and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                                       (C)
                                                                    NUMBER OF
                                              (A)                   SHARES OF
                                           NUMBER OF              COMMON STOCK
                                           SHARES OF               UNDERLYING
                                          COMMON STOCK    (B)     UNEXERCISABLE
                                          BENEFICIALLY PERCENT OF  OPTIONS AND
BENEFICIAL OWNER                           OWNED (1)   CLASS (2)   RIGHTS (3)
----------------                          ------------ ---------- -------------
Directors and Nominees
Joseph F. Alibrandi (4)(5)...............     14,723        *           5,002
Daryl J. Carter (4)(6)...................     10,640        *           7,752
Richard D. Farman (4)(7).................      2,030        *           6,002
Christine Garvey (4)(8)..................     12,339        *           8,002
William M. Kahane (4)(9).................      1,331        *           5,000
Donald J. McNamara (4)(7)................      2,030        *           6,002
Leslie D. Michelson (4)(10)..............      1,364        *           6,002
Nelson C. Rising (11)....................  1,105,640      1.0%        900,000
Jacqueline R. Slater (4)(12).............     17,883        *           7,671
Thomas M. Steinberg (4)(13)..............     40,287        *           7,500
Beverly Benedict Thomas (4)(14)..........      9,874        *           7,500
Named Current Executive Officers
Stephen P. Wallace (15)..................    433,034        *         570,000
Timothy J. Beaudin (16)..................    242,625        *         262,500
Ira Yellin (17)..........................    175,000        *         225,000
Kathleen Smalley (18)....................     19,201        *         131,250
All current Directors and Executive
 Officers as a group
 (16 persons) (19).......................  2,106,409      2.0%      2,172,683

--------
 *  Less than one percent.

(1) Reflects shares of Common Stock with respect to which the named individuals or members of the specified group are deemed to be the beneficial owners as of the date indicated under rules promulgated by the Securities and Exchange Commission ("SEC").

(2) Beneficial and percentage ownership are determined in accordance with applicable SEC rules and do not take into account shares of Common Stock reported in column (c) above.

(3) Reflects shares of Common Stock with respect to which the rights of the named individuals or members of the specified group to acquire beneficial ownership (i.e., through the exercise of an option or other right, the conversion of a security, the revocation or termination of a trust, or otherwise) first arise more than sixty days after March 31, 1998. Except as otherwise noted, column (c) reflects shares of Common Stock that may be acquired upon the exercise of stock options granted pursuant to the Executive Stock Option Plan or the 1996 Plan or the vesting of Director Stock Units credited under the 1996 Plan.

(4) Reported holdings include vested Director Stock Units credited under the 1996 Plan. Directors do not have voting power or investment power pursuant to the Director Stock Units but bear an economic risk and benefit equivalent to stock ownership because the Director Stock Units convert on a one-for-one basis to

     Common Stock following termination of service as a Director or upon the occurrence of an earlier specified date which is at least three years after the election of deferral. See "Directors' Compensation."

(5) Includes (i) 384 shares of Common Stock beneficially owned by Mr. Alibrandi, (ii) 4,339 Director Stock Units credited under the 1996 Plan,
     (iii) 5,000 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee Directors in February 1992 pursuant to the Executive Stock Option Plan, and (iv) 5,000 shares of Common Stock which may be acquired upon the exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan.

(6) Includes (i) 2,640 Director Stock Units credited under the 1996 Plan, (ii) 3,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in March 1995 pursuant to the Executive Stock Option Plan, and (iii) 5,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan.

(7)  Includes 2,030 Director Stock Units credited under the 1996 Plan.

(8) Includes (i) 4,339 Director Stock Units credited under the 1996 Plan, (ii) 3,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in March 1995 pursuant to the Executive Stock Option Plan, and (iii) 5,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan.

(9)  Includes 1,331 Director Stock Units credited under the 1996 Plan.

(10) Includes 1,364 Director Stock Units credited under the 1996 Plan.

(11) Includes (i) 700,000 shares of Common Stock and 150,000 shares of Common Stock that may be acquired upon exercise of options granted in 1994 and 1995, respectively, pursuant to the Executive Stock Option Plan, (ii) 250,000 shares of Common Stock that may be acquired upon exercise of options granted in 1996 pursuant to the 1996 Plan, and (iii) 5,640 shares of Common Stock held for the benefit of Mr. Rising by the Trustee of the Profit Sharing & Savings Plan and Trust.

(12) Includes (i) 5,650 shares of Common Stock beneficially owned by Ms. Slater, (ii) 7,483 Director Stock Units credited under the 1996 Plan,
     (iii) 1,000 shares of Common Stock that may be acquired upon exercise of options granted to non-employee Directors in February 1993 pursuant to the Executive Stock Option Plan, and (iv) 3,750 shares of Common Stock that may be acquired upon exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan.

(13) Includes (i) 4,998 shares of Common Stock beneficially owned by Mr. Steinberg, (ii) 17,454 shares of Common Stock held by and for a charitable remainder unitrust of which Mr. Steinberg is the trustee,
     (iii) 7,961 shares of Common Stock held in a joint account by Mr. Steinberg, (iv) 1,874 Director Stock Units credited under the 1996 Plan,
     (v) 3,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in June 1994 pursuant to the Executive Stock Option Plan, and (vi) 5,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan. Mr. Steinberg disclaims beneficial ownership of the 17,454 shares of Common Stock held by the trust and the 7,961 shares of Common Stock held in the joint account.

(14) Includes (i) 1,874 Director Stock Units credited under the 1996 Plan,
     (ii) 3,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in March 1995 pursuant to the Executive Stock Option Plan, and (iii) 5,000 shares of Common Stock which may be acquired upon exercise of options granted to non-employee Directors in May 1996 pursuant to the 1996 Plan.

(15) Includes (i) 220,000 shares of Common Stock and 85,000 shares of Common Stock which may be acquired upon exercise of options granted in 1995 and 1996, respectively, pursuant to the Executive Stock Option Plan, (ii) 125,000 shares of Common Stock which may be acquired upon exercise of options granted in December 1996 pursuant to the 1996 Plan, and (iii) 3,034 shares of Common Stock held for the benefit of Mr. Wallace by the Trustee of the Profit Sharing & Savings Plan and Trust.

(16) Includes (i) 100,000 shares of Common Stock and 75,000 shares of Common Stock which may be acquired upon exercise of options granted in 1995 and 1996, respectively, pursuant to the Executive Stock Option Plan, (ii) 62,500 shares of Common Stock which may be acquired upon exercise of options granted in December 1996 pursuant to the 1996 Plan, and (iii) 5,125 shares of Common Stock held for the benefit of Mr. Beaudin by the Trustee of the Profit Sharing & Savings Plan and Trust.

(17) Includes (i) 150,000 shares of Common Stock which may be acquired upon exercise of options granted in February 1996 pursuant to the Executive Stock Option Plan, and (ii) 25,000 shares of Common Stock which may be acquired upon exercise of options granted in December 1996 pursuant to the 1996 Plan.

(18) Includes (i) 18,750 shares of Common Stock which may be acquired upon exercise of options granted in January 1997 pursuant to the Executive Stock Option Plan, and (ii) 451 shares of Common Stock held for the benefit of Ms. Smalley by the Trustee of the Profit Sharing & Savings Plan and Trust.

(19) Includes (i) 2,025,500 shares of Common Stock which may be acquired upon exercise of options granted in 1992, 1993, 1994, 1995, 1996 and 1997 pursuant to the Executive Stock Option Plan and the 1996 Plan, (ii) 29,304 Director Stock Units credited under the 1996 Plan, and (iii) 15,158 shares of Common Stock held by the Trustee of the Profit Sharing & Savings Plan and Trust.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following are the only persons or entities known to the Company to be the beneficial owner of more than 5% of the Common Stock. All information presented is as of March 31, 1998.

                                                SHARES OF COMMON
                                               STOCK BENEFICIALLY PERCENT OF
                NAME AND ADDRESS                    OWNED(1)       CLASS(1)
                ----------------               ------------------ ----------
   California Public Employees' Retirement
    System....................................     18,782,250        17.6%
     Lincoln Plaza, 400 P Street
     Sacramento, California 95814
   Harris Associates, L.P.....................     10,432,298         9.8%
     2 North LaSalle Street, Suite 500
     Chicago, Illinois 60602
   Cohen & Steers Capital Management, Inc.....      6,495,700         6.1%
     757 Third Avenue
     New York, New York 10017

--------
(1) Beneficial and percentage ownership are determined in accordance with applicable SEC rules.

  Representatives of California Public Employees Retirement Systems ("CalPERS") and its consultants have from time to time attended and participated in certain discussions occurring at meetings of the Board of Directors and certain of its committees, have communicated their views on various agenda items to the Chairman of the Board or committees, and have had access to management of the Company and to information concerning the Company and its plans, budgets, strategies, operations and consultants' reports, which is available to Directors, including project-level information. In addition, on occasion, CalPERS has offered its advice or the Company has sought the views of CalPERS concerning certain matters, including policy matters, executive compensation matters, the assignment of responsibilities among Board members and the selection of the Board chairman. In 1997, CalPERS also offered suggestions as to the process of selection of nominees, and the identification of nominees, for positions as Directors of the Company, and a representative of CalPERS participated in meetings of a special selection committee of the Board and prospective candidates for positions as Directors.

REGISTRATION RIGHTS AGREEMENT

  The Company, the predecessor in interest of CalPERS, and other parties who no longer own Registrable Securities (as defined below), were parties to a Registration Rights Agreement (as amended, the "Registration Rights Agreement"). CalPERS and the Company executed a letter agreement dated November 14, 1995, which confirmed that CalPERS is the owner of the Registrable Securities and is entitled to the benefits of the Registration Rights Agreement.

  Pursuant to the Registration Rights Agreement, CalPERS may require the Company on up to four occasions to file a registration statement under the Securities Act so long as such registration covers not less than 20% of the Registrable Securities held by CalPERS (or a lesser percentage if the aggregate offering price after subtraction of underwriting discounts and commissions would exceed $40 million). Pursuant to the Registration Rights Agreement, the Company shall bear all expenses, other than underwriting discounts and commissions, incurred in connection with the registrations. CalPERS completed a registered public offering pursuant to the Registration Rights Agreement in December 1997 and now may request three such registrations.

  CalPERS also may request that the Company file a registration statement on Form S-3 (which may be a shelf registration if the Company so consents) if the aggregate sale price of the registrable securities will be at least $25 million and the Company has not during the preceding twelve-month period already effected two registrations for CalPERS. In addition, if at any time the Company proposes to register any Common Stock or other Company securities under the Securities Act in connection with a public offering of such securities solely for cash, CalPERS has the right to request that any of its Registrable Securities be included in such registration statement, subject to certain volume limitations. Registrations pursuant to the procedures summarized in this paragraph are not counted against CalPERS' right to require up to three demand registrations in the future.

  Under the Registration Rights Agreement, the term "Registrable Securities" includes 18,513,028 of the 18,782,250 shares of Common Stock currently held by CalPERS, and any Common Stock issued as a dividend or other distribution in connection with such shares of Common Stock which are Registrable Securities and shares of any class of capital stock purchased by CalPERS pursuant to a private placement if that class of stock is publicly traded at the time registration is requested. Shares of Common Stock cease to be classified as Registrable Securities once such shares have been registered under the Securities Act, distributed pursuant to Rule 144 of the Securities Act, or otherwise transferred without restriction upon subsequent transfer, or if such shares cease to be outstanding. The registration rights may be transferred by CalPERS to a transferee or assignee of Registrable Securities if such securities remain restricted under the Securities Act and the assignee or transferee agrees to be bound by the terms of the Registration Rights Agreement.

  Additionally, under the Registration Rights Agreement, CalPERS and the Company have also agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                  COMPENSATION AND BENEFITS COMMITTEE REPORT
                         ON EXECUTIVE COMPENSATION/1/

  Compensation policy for the Company is set by the Compensation and Benefits Committee (the "Compensation Committee") and the Compensation Review Committee (the "Review Committee"). The Compensation Committee reviews and approves policies of general applicability and makes recommendations to the Review Committee with respect to the compensation of the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, with respect to certain members of senior management who report directly to the Chief Executive Officer. The Review Committee reviews and acts upon the recommendations of the Compensation Committee.

    The Compensation and Benefits Committee members are:

    Leslie D. Michelson, Chairman
    Joseph F. Alibrandi
    Daryl J. Carter
    Richard D. Farman
    William M. Kahane

    The Compensation Review Committee members are:

    Jacqueline R. Slater, Chairman
    Joseph F. Alibrandi
    Daryl J. Carter
    Richard D. Farman
    William M. Kahane
    Donald J. McNamara
    Leslie D. Michelson
    Thomas M. Steinberg
    Beverly B. Thomas

  The Compensation Committee has retained SCA Consulting, L.L.C., ("SCA") to undertake a study of compensation practices of comparable real estate companies. As part of the study, SCA developed a peer group of publicly held companies comparable to the Company. SCA has, at the request of the Compensation Committee, considered a composite of companies to reflect the unusual breadth of the activities of the Company within the real estate industry and has considered the ability of the Company to attract and retain outstanding employees in light of their alternative opportunities.

  The Compensation Committee has also integrated the Company's compensation policy with the business plan and goals of the Company. The Compensation Committee and the Review Committee both believe that the compensation program of the Company has contributed materially to stockholder value, because it makes the compensation of key executives substantially dependent on the accomplishment of the Company's goals, as described further below.

--------
/1/The Compensation and Benefits Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

OVERALL POLICY

  The Company's compensation program consists of three components: base salary, annual cash bonus, and a long-term incentive program of equity ownership. All employees are eligible for cash bonuses, depending entirely on performance. Also, to align the interests of employees with those of stockholders, each new employee is awarded stock options with time-vesting provisions and, in the case of executives, price-vesting provisions as well.

  The Company's compensation program for senior executives also consists of base salary, cash bonuses, and long-term incentive compensation. The program is designed to enable the Company to attract, motivate, and retain outstanding senior executives by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievements. In the view of the Compensation Committee and the Review Committee, the program fully satisfied those goals in 1997.

  The Compensation Committee and the Review Committee believe that performance-based annual cash compensation and stock-based long-term incentives align management's interests with those of stockholders and enhance value to stockholders. Accordingly, the Company's senior executive compensation program employs each of these elements in the compensation package.

ANNUAL COMPENSATION PROGRAM

  The annual compensation for senior executives consists of base salary and cash bonuses.

  Base salaries for senior executives are determined by evaluating the executive's responsibilities and the experience and skills of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at comparable businesses.

  Base salaries of senior executives of the Company typically fall at or below the 50th percentile of base salaries of executives with similar responsibilities at comparable businesses, as identified by SCA. The intention of the Company's compensation plan is to provide a significant portion of each senior executive's compensation in the form of cash bonuses and stock options, in order to place a large part of his or her compensation at risk for individual and corporate performance. This design, in the opinion of the Compensation and Review Committees, provides excellent incentives to senior executives and aligns the interests of management with those of stockholders.

  For 1997, the compensation plan for each senior executive permitted a bonus payment up to a target predetermined for each executive ranging from 120% to 200% of base salary. The amount of the bonus award for each executive other than the Chief Executive Officer is determined by the Review Committee, based on the recommendation of the Compensation Committee, which is, in turn, based on the recommendation of the Chief Executive Officer. The amount of the bonus award for the Chief Executive Officer is determined by the Review Committee, based on the recommendation of the Compensation Committee. In each case, the actual award amount is determined by an evaluation of the performance of the executive in comparison to predetermined goals. Some of the goals are judged by objective standards, and some can be achieved based upon the successful completion of goals which require subjective evaluation. To achieve his or her maximum bonus potential, the senior executive must achieve results that meet standards set in connection with the determination of the executive's maximum bonus potential. For instance, an executive who is eligible for a bonus of 200% of base salary must, to achieve the full bonus, achieve results in excess of expected performance and add tangible value to the Company beyond that anticipated in the Company's 1997 Business Plan.

  For 1997, the Company's earnings before depreciation and deferred taxes were $0.62 per share, representing an increase of 82% over 1996, and the price per share of the Company's common stock increased by 76% over the price per share at the end of 1996. For the same period, Mr. Rising received $733,163, which represents 95% of his maximum bonus potential. The bonus award to Mr. Rising for 1997 was made in recognition of the outstanding results of the Company's operations in 1997, representation of the Company to the investment community, the development of a strategic plan to build on the successful turnaround of the Company's results from 1995 through 1996, and the Company's position for the future.

LONG-TERM INCENTIVE PROGRAM

  The long-term incentive program for the senior executives consists solely of the use of stock options. All of the senior executives participate in the long-term incentive program. This component of the Company's compensation plan was designed in 1995 with the assistance of Towers Perrin, an independent compensation consulting firm. It, like the cash component of the compensation program, was designed with the goal of providing a competitive overall compensation program. Most of the options granted under the long-term incentive program were granted in 1995 and 1996. The primary purpose of this component of the compensation plan is to offer an incentive for the improvement of the long-term performance of the Company and promote growth in stockholder value. The Compensation Committee has concluded that the grant of stock options to senior executives with both time- and price-vesting features aligns management's interests with those of stockholders.

  Options may be granted under the stock option program to senior executives of the Company at the discretion of the Review Committee. The exercise price for all option shares granted to senior executives is the fair market value on the date of the grant. (Under the option program, fair market value is deemed to be the closing price of the Common Stock on the date of grant.)

  The stock options granted to senior executives become exercisable only upon
(1) the achievement of a schedule of certain escalating stock price levels for the Common Stock (the "Price-Vesting Schedule") and (2) the expiration of various time periods.

  The Price-Vesting Schedule for all current and future stock option grants operates, subject also to the time-vesting requirements, in the following manner: If the average price of the Common Stock (calculated over 30 consecutive trading days) is (a) 120% or more of the exercise price, then the option shall be exercisable as to one-fourth of the option shares; (b) 144% or more of the exercise price, as to an additional one-fourth; (c) 172.8% or more of the exercise price, as to an additional one-fourth of such shares; and (d) 207.4% or more of the exercise price, as to the remainder of the option shares. Thus the Price-Vesting Schedule requires for full vesting more than a doubling of the market value of the stock from the time of grant.

  Notwithstanding the fulfillment of the conditions of the Price-Vesting Schedule, however, no portion of the option may vest before the lapse of certain time periods, typically one year from the date of grant. Thereafter, assuming conditions of the Price-Vesting Schedule are met with respect to that fraction of the options, one-fourth of the option shares will vest on that date; an additional one-fourth one year later; an additional one-fourth one year later; and the last one-fourth of the option shares one year later. Even if the vesting conditions of the Price-Vesting Schedule have not been fulfilled, in any event, the entire number of option shares will vest after approximately eight years if the senior executive is still an employee of the Company at that time.

  Of the senior executive officers named in the Summary Compensation Table, Ms. Smalley received an award of an option in 1997 under this plan for 75,000 shares of stock. Also in connection with performance for 1997, Ms. Smalley received in 1998 an additional award under this plan of an option for 75,000 shares of stock. No other senior executive received a grant of options in 1997 or in connection with 1997 performance. The other senior executives received grants of stock options in earlier years. See "Summary Compensation Table".

TAX MATTERS

  The Code limits the deductibility for federal income tax purposes of certain compensation paid to "covered employees," which term ordinarily includes at least the Chief Executive Officer and the four other most highly compensated officers of the Company, as of the end of a performance year. The Company intends to take the necessary steps to conform its compensation to comply with the limitations or, if this is not feasible in any given circumstance, to mitigate the negative impact of this Code provision on stockholders.

Compensation and Benefits Committee:

      Leslie D. Michelson, Chairman   Joseph F. Alibrandi
      Daryl J. Carter                 Richard D. Farman
      William M. Kahane

Compensation Review Committee:

      Jacqueline R. Slater, Chairman  Joseph F. Alibrandi
      Daryl J. Carter                 Richard D. Farman
      William M. Kahane               Donald J. McNamara
      Leslie D. Michelson             Thomas M. Steinberg
      Beverly B. Thomas

                             EMPLOYMENT AGREEMENTS

AGREEMENT WITH MR. RISING

  The Company and Mr. Rising entered into an Amended and Restated Employment Agreement (the "Rising Agreement") dated as of November 29, 1995, pursuant to which Mr. Rising extended his agreement to serve as President and Chief Executive Officer of the Company through December 31, 2000. The Rising Agreement supersedes the Employment Agreement dated July 27, 1994 between Mr. Rising and the Company. The Rising Agreement requires the Board of Directors, through December 31, 2000, to use its best efforts to cause Mr. Rising to be elected as a member of the Board of Directors.

  The Rising Agreement provides for a minimum base salary of $350,000 per year, to be increased by 5% each year (compounded annually), as well as an annual maximum bonus of 200% of his then salary. Mr. Rising is also entitled under the Rising Agreement to receive four weeks of paid vacation each year and payment of life insurance premiums. In addition, Mr. Rising will receive employment benefits (including but not limited to pension, medical insurance and disability benefits) and perquisites on terms no less favorable than those made available by the Company from time to time to other members of the Company's senior management. The Rising Agreement provides for the grant to Mr. Rising of options to purchase shares of Common Stock which have been granted and are reflected in this Proxy Statement.

  The Rising Agreement expires on December 31, 2000, unless earlier terminated as described below. The Company may unilaterally elect to terminate the Rising Agreement before the expiration date, without financial obligations to Mr. Rising, only on account of Mr. Rising's death, "permanent disability" (as defined in the Rising Agreement) or otherwise for "cause" (as defined in the Rising Agreement). Mr. Rising may elect to terminate the Rising Agreement upon 30 days advance written notice to the Company. In the event of any termination of Mr. Rising's employment before the Expiration Date, Mr. Rising is entitled to receive his salary through the date of termination, an amount in respect of any unused vacation days (as determined in accordance with the then-effective Company policy) and any other amounts or benefits payable under the Company's employee benefit plans. In all cases, other than a termination for cause or on account of Mr. Rising's resignation, Mr. Rising is also entitled to receive a pro rata share of his target bonus payment for the year in which the termination occurs. If the Company terminates Mr. Rising's employment without cause, or if Mr. Rising is "constructively discharged" (defined in the Rising Agreement to include (among other things) the assignment of duties inconsistent with the position of President and Chief Executive Officer, the failure to be elected to such offices or as a member of the Board of Directors, a reduction in salary or bonus potential or certain geographic relocations), then in addition to the amounts described above, Mr. Rising will also be entitled to receive an amount equal to the product obtained by multiplying the average of Mr. Rising's annual salary and annual bonus for the prior two years times two and his stock options will become immediately exercisable in full.

  If Mr. Rising is constructively discharged or terminated without cause within 12 months after the occurrence of a "change of control" of the Company, then in lieu of the benefits described above, Mr. Rising shall be entitled to receive a lump sum payment in an amount which is equal to three times the "base amount" as such term is defined in Section 280G of the Code (subject to certain limitations contained in such section). In addition, the stock options granted to Mr. Rising shall become immediately exercisable in full. For purposes of the Rising Agreement, a "change of control" is defined generally to include the following: (i) certain acquisitions of 25% or more of the combined voting power of the then outstanding shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors, or (ii) the failure of persons currently serving on the Board of Directors, together with persons nominated by at least a majority vote of the continuing Directors, to constitute at least a majority of the Board, or (iii) approval by the Company's stockholders of any reorganization, merger or consolidation of the Company in which the beneficial owners of the Common Stock and other voting securities of the Company immediately before the transaction fail to own beneficially at least 50% of the combined voting power of all securities entitled to vote generally in the election of Directors following any such transaction, or (iv) approval by the Company's stockholders of any complete liquidation or dissolution of the Company, or of any sale or other disposition of all or substantially all of the Company's assets.

AGREEMENT WITH MR. WALLACE

  The Company and Mr. Wallace entered into an Employment Agreement dated as of July 24, 1995, as amended by a Letter Agreement dated November 16, 1996 (as amended, the "Wallace Agreement"), pursuant to which Mr. Wallace serves as Senior Vice President and Chief Financial Officer of the Company. The Wallace Agreement provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 1997, the base salary was set at $299,256, and Mr. Wallace was eligible for a bonus of 200% of base salary. The Company agreed to pay up to $10,000 of legal fees incurred by Mr. Wallace in connection with the negotiation and preparation of the Wallace Agreement. The Wallace Agreement provides that Mr. Wallace will receive employment benefits (including but not limited to pension, medical insurance, and disability benefits) and perquisites appropriate for executives with comparable duties. Mr. Wallace is also entitled under the Wallace Agreement to receive three weeks of paid vacation each year. The Wallace Agreement also provides for the grant to Mr. Wallace of options to purchase shares of Common Stock, which have been granted and are reflected in this Proxy Statement.

  The Wallace Agreement expires on December 31, 2000, unless earlier terminated as described below. The Company may unilaterally elect to terminate the Wallace Agreement before that date only on account of Mr. Wallace's death, "disability" (as defined in the Wallace Agreement) or otherwise for "cause" (as defined in the Wallace Agreement); provided that before terminating Mr. Wallace for "cause" the Company must provide Mr. Wallace with a notice of the proposed termination, including a written explanation of the grounds, an opportunity to confer with the Chief Executive Officer of the Company and 60 days after receipt of such notice to cure any alleged non-performance of his duties. If the Company terminates Mr. Wallace's employment without cause or if Mr. Wallace terminates his employment with the Company for "good reason" (as defined in the Wallace Agreement), he is entitled to receive benefits equal to
(a) the number of full months remaining in the Wallace Agreement multiplied by Mr. Wallace's monthly base salary (determined without regard to amounts payable under any bonus program or other forms of extraordinary compensation) as of the date of termination, (b) the number of full months remaining in the Wallace Agreement multiplied by Mr. Wallace's average monthly target bonus for the immediately preceding two-year period, and (c) unpaid salary with respect to any vacation days accrued taken as of the date of termination. These benefits are not subject to set-off or mitigation.

  If Mr. Wallace is terminated by the Company without cause within 12 months after the occurrence of a "change of control" of the Company or following the execution of an agreement providing for a "change of control" of the Company, he will be entitled to receive a lump sum payment in an amount which is equal to three times the base amount as that term is defined in Section 280(g) of the Code (subject to certain limitations contained in Section 280(g)). In addition, Mr. Wallace's options will become immediately exercisable in full. For purposes of the Wallace Employment Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

AGREEMENT WITH MR. BEAUDIN

  The Company and Mr. Beaudin entered into an Employment Agreement dated as of February 10, 1995, as amended by Letter Agreement dated November 16, 1996 (as amended, the "Beaudin Agreement"), pursuant to which Mr. Beaudin serves as Senior Vice President, Property Operations of the Company.

  The Beaudin Agreement provides for a minimum base salary subject to annual review, as well as an annual target bonus. For 1997, the base salary was set at $220,000, and Mr. Beaudin was eligible for a bonus of 200% of his base salary. Mr. Beaudin is entitled under the Beaudin Agreement to receive employment benefits (including but not limited to pension, medical insurance and disability benefits) and perquisites appropriate for executives with comparable duties and three weeks of paid vacation per year. The Beaudin Agreement also provides for the grant to Mr. Beaudin of options to purchase shares of Common Stock which have been granted and are reflected in this Proxy Statement.

  The Beaudin Agreement expires on December 31, 2000 unless earlier terminated as described below. The Company may unilaterally elect to terminate the Beaudin Agreement before the expiration date on the same terms and conditions as provided for in Mr. Wallace's employment agreement except the Company is not required to give a written notice and opportunity to cure. If the Company terminates Mr. Beaudin's employment without cause or if Mr. Beaudin terminates his employment with the Company for "good reason" (as defined in the Beaudin Agreement), he is entitled to receive the same benefits as set forth in Mr. Wallace's employment agreement. In the event of any termination of Mr. Beaudin's employment before the Expiration Date, for the remainder of the term of the Beaudin Agreement, Mr. Beaudin shall continue to be treated as an employee for purposes of the Company's group health and dental programs and shall receive benefits substantially comparable to those in effect on the day before the date of termination. In addition, if Mr. Beaudin terminates his employment with the Company for "good reason" or if the Company terminates Mr. Beaudin's employment without "cause" or if Mr. Beaudin is terminated without cause within 12 months following a "change of control", Mr. Beaudin's options will become immediately exercisable in full. For purposes of Mr. Beaudin's award agreements, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

AGREEMENT WITH MR. YELLIN

  The Company and Mr. Yellin entered into an Employment Agreement dated as of February 1, 1996, (the "Yellin Agreement") pursuant to which Mr. Yellin serves as Senior Vice President, Southern California Development, of the Company.

  The Yellin Agreement provides for a minimum base salary, subject to annual review. For 1997, the base salary was set at $260,061. It also provides for a maximum annual base bonus equal to up to 100% of base salary and a maximum annual additional bonus of the same amount; provided, however, that for the year ended December 31, 1996, Mr. Yellin received a minimum base bonus of $130,000, payable in monthly installments. The Company reimbursed Mr. Yellin for legal and accountant fees of up to $15,000 incurred by Mr. Yellin in connection with the review and negotiation of the Yellin Agreement and also agreed to pay for certain club membership dues. Mr. Yellin is entitled under the Yellin Agreement to receive employment benefits (including but not limited to pension, medical insurance, and disability benefits) and perquisites appropriate for executives with comparable duties and three weeks of paid vacation per year. The Yellin Agreement also allows Mr. Yellin to devote a portion of his time to the activities of The Yellin Company in connection with the pre-existing Cathedral Square Agreement (as defined in the Yellin Agreement) and to receive a portion of the income from the Cathedral Square Agreement; if the Cathedral Square Agreement is terminated, to engage in other activities which provide compensation approximately equal to that which the Cathedral Square Agreement would have provided; and to devote a portion of his time to the activities of The Yellin Company in connection with other agreements (as listed in the Yellin Agreement), so long as all such time commitments do not conflict with Mr. Yellin's duties to the Company.

  The Employment Agreement grants Mr. Yellin a lump sum payment of $100,000 for the Company's purchase of certain work in progress and Mr. Yellin's interests in certain development projects. Under certain circumstances specified in the Yellin Agreement, upon termination of the Yellin Agreement, the work in progress would be reconveyed to Mr. Yellin by the Company without consideration.

  The Yellin Agreement provides for the grant to Mr. Yellin of options to purchase shares of Common Stock which have been granted and are reflected in this Proxy Statement.

  The Yellin Agreement expires on December 31, 2000 unless earlier terminated as described below. If the Company terminates Mr. Yellin's employment without cause or if Mr. Yellin terminates his employment for "good reason" (as defined in the Yellin Agreement), he is entitled to receive certain compensation and benefits. Mr. Yellin is entitled to terminate his employment at any time by giving the Company prior written notice no less than 30 days before the date his resignation shall become effective.

  In the event that Mr. Yellin is terminated without cause within 12 months after the occurrence of a "change of control" of the Company, he will be entitled to receive a lump sum payment in an amount which is equal to three times the "base amount," as defined in Section 280G of the Code. In addition, Mr. Yellin's stock option shall become fully vested. For purposes of the Yellin Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

  The Company and Mr. Yellin have also entered into a Letter Agreement dated as of February 1, 1996, identifying certain benefits and reimbursable expenses that Mr. Yellin is entitled to pursuant to the Employment Agreement.

AGREEMENT WITH MS. SMALLEY

  The Company and Ms. Smalley entered into an Amended and Restated Employment Agreement (the "Smalley Agreement") dated as of September 16, 1997, pursuant to which Ms. Smalley serves as Senior Vice President. The Smalley Agreement supersedes the Employment Agreement dated December 3, 1996 between Ms. Smalley and the Company (the "Original Agreement"). The Smalley Agreement provides that Ms. Smalley shall be based at the San Francisco and Dallas offices of the Company.

  The Smalley Agreement provides for an annual base salary of $231,000 for fiscal year 1997, subject to annual review. It also provides for a maximum annual base bonus equal to up to 60% of base salary and a maximum annual additional bonus of the same amount. The Company agreed to pay up to $10,000 of legal fees incurred by Ms. Smalley in connection with the negotiation and preparation of the Smalley Agreement and the Original Agreement. Ms. Smalley is entitled under the Smalley Agreement to receive employee benefits (including but not limited to pension, medical insurance, and disability benefits) and perquisites no less favorable than those provided to other senior executives of the Company (other than the Chief Executive Officer) and to receive three weeks of paid vacation each year. The Smalley Agreement also provides for the grant to Ms. Smalley of options to purchase Common Stock which have been granted and are reflected in this Proxy Statement.

  The Smalley Agreement grants Ms. Smalley a lump sum payment of $108,707 for relocation expenses. The Smalley Agreement also provides that Ms. Smalley will receive, from time to time during fiscal year 1997 and thereafter, certain payments relating to her residences in Dallas and San Francisco, including payments for federal and state taxes, if any, payable by reason of the income effect of the payments described above. The Smalley Agreement also provides that Ms. Smalley and the Company will enter into arrangements for the purchase of a new residence in the San Francisco area on terms and conditions specified in the Smalley Agreement, including an interest-free loan secured by the residence in the amount of $400,000.

  The Smalley Agreement expires on December 31, 1999 unless earlier terminated as described below. The Company may unilaterally elect to terminate the Smalley Agreement before the expiration date only on account of Ms. Smalley's death, "disability" (as defined in the Smalley Agreement), retirement or otherwise for "Cause" (as defined in the Smalley Agreement); provided that before terminating Ms. Smalley for "Cause" the Company must provide Ms. Smalley with notice of the proposed termination, including a written explanation of the grounds, an opportunity to confer with the Chief Executive Officer of the Company and 60 days after receipt of such notice to cure any alleged non-performance of her duties. If the Company terminates Ms. Smalley's employment for any reason other than Cause, disability, death or retirement or if Ms. Smalley terminates her employment with the Company for "Good Reason" (as defined in the Smalley Agreement), she is entitled to receive benefits equal to (a) the number of full months remaining in the Smalley Agreement multiplied by Ms. Smalley's monthly base salary (determined without regard to amounts payable under any bonus program or other forms of extraordinary compensation) as of the date of termination, (b) the number of full or partial months remaining in the Smalley Agreement multiplied by Ms. Smalley's average monthly base and additional bonuses for the immediately preceding two-year period or, if Ms. Smalley has not served the Company for 24 months, then the average monthly base and additional bonuses for such shorter period, and (c) unpaid salary with respect to any vacation days accrued but not taken as of the date of termination. These benefits are not subject to set-off or mitigation.

  If Ms. Smalley is terminated by the Company without Cause within 12 months after the occurrence of a "change of control" of the Company or following the execution of an agreement providing for a "change of control" of the Company, she will be entitled to receive a lump sum payment in an amount which is equal to three times the base amount as that term is defined in Section 280G of the Code. In addition, Ms. Smalley's stock options shall become fully vested. For purposes of the Smalley Agreement, "change of control" has the same meaning as in Mr. Rising's employment agreement. See "Agreement with Mr. Rising" above.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 to the Named Executives indicated below.

                              ANNUAL COMPENSATION

                                                              LONG-TERM
                                                             COMPENSATION
                                                                AWARDS
                                                              SECURITIES
                                              OTHER ANNUAL    UNDERLYING   ALL OTHER
                              SALARY   BONUS  COMPENSATION   OPTIONS/SARS COMPENSATION
                         YEAR   ($)   ($)(2)     ($)(3)          (#)         ($)(4)
                         ---- ------- ------- ------------   ------------ ------------
Current Executive
 Officers(1)
Nelson C. Rising........ 1997 385,872 733,163    70,328(5)          --        7,763
  Chief Executive        1996 367,512 735,000    70,388(5)    1,000,000       7,763
   Officer               1995 350,000 350,000       --          300,000       7,632

Stephen P. Wallace...... 1997 299,256 568,575       --              --       10,092(6)
  Senior Vice President  1996 299,256 583,538       --          670,000       7,763
   and Chief Financial   1995 124,231 148,000    61,096(7)      330,000      17,960(8)
   Officer

Timothy J. Beaudin...... 1997 220,000 418,000       --              --       11,115(9)
  Senior Vice President  1996 220,000 429,000       --          400,000       7,763
   Property Operations   1995 164,721 185,000    46,223(10)     100,000       5,550


Ira Yellin.............. 1997 260,016 325,000       --              --        7,763
  Senior Vice President  1996 238,348 364,000       --          400,000       7,363

Kathleen Smalley........ 1997 231,000 277,200    96,607(11)     150,000       7,763
  Senior Vice President, 1996     --      --    108,707(12)         --          --
   General Counsel and
   Secretary

--------
(1) Mr. Rising commenced employment with the Company in September 1994, Mr. Beaudin commenced employment with the Company in February 1995, Mr. Wallace commenced employment with the Company in July 1995, Mr. Yellin commenced employment with the Company in February 1996, and Ms. Smalley commenced employment with the Company in January 1997.

(2) Unless otherwise noted, the amount for any year represents the amount earned for that fiscal year pursuant to the Bonus Program, whether or not paid in a subsequent year.

(3) Except in the case of Messrs. Rising, Wallace and Beaudin and Ms. Smalley (see notes 5, 7, 10, 11, and 12 below), Other Annual Compensation in the form of the value of certain perquisites and other personal benefits did not, in the aggregate, exceed the lower of $50,000 or 10% of the aggregate salary and bonus compensation earned by any of the Named Executives during any of the applicable reporting periods.

(4) Unless otherwise noted, the amounts listed represent the amount of the Company's contributions for the year pursuant to the Profit Sharing & Savings Plan and Trust.

(5) Includes payment of $51,970 for insurance for Mr. Rising. The Company also provided Mr. Rising with an allowance for automobiles of $17,998. See "Employment Agreements -- Agreement with Mr. Rising."

(6) Includes $2,329 of aggregate notional earnings in 1997 in excess of 120% of the applicable federal rate on amounts deferred by Mr. Wallace pursuant to the Deferred Compensation Program (as described below).

     Each of the Named Executives is eligible to participate in a non-qualified, unfunded deferred compensation program (the "Deferred Compensation Program") pursuant to which the executive may elect to defer a portion of his or her base salary, and a portion or all of his or her bonus. Amounts deferred will be credited to a bookkeeping account for the executive, together with the investment returns (or losses) that would have accrued to the account if it were invested in various investment options designated under the Deferred Compensation Program and selected by the executive. If an executive retires at age 59 1/2 or has more than ten years of service, his or her account will be credited with an additional 25% of earnings as of specified benefit determination dates. The reported amounts as well as deferred amounts under the Deferred Compensation Program are subject to fluctuations in value based on the performance of the simulated financial investments selected by the executive prior to the time of distribution or payout in accordance with the participant's elections.

(7) Includes payment to Mr. Wallace of $47,000 for relocation expenses and $10,000 in legal fees. The Company also provided Mr. Wallace with an automobile allowance of $4,096. See "Employment Agreements--Agreement with Mr. Wallace."

(8) Includes payment to Mr. Wallace of $17,960 (exclusive of ordinary expenses reimbursable to Mr. Wallace) in connection with a consulting agreement between the Company and Mr. Wallace before Mr. Wallace's employment with the Company.

(9) Includes $3,352 of aggregate notional earnings in 1997 in excess of 120% of the applicable federal rate on amount deferred by Mr. Beaudin pursuant to the Deferred Compensation Program.

(10) Includes payment to Mr. Beaudin of $25,000 for relocation expenses and payment of $12,974 for living expenses. The Company also provided Mr. Beaudin with an automobile allowance of $8,249. See "Employment Agreements--Agreement with Mr. Beaudin."

(11) Includes payment to Ms. Smalley of $74,888 for temporary living expenses and $9,947 for legal expenses. The Company also provided Ms. Smalley with an automobile allowance of $11,772. See "Employment Agreements--Agreement with Ms. Smalley."

(12) Includes payment to Ms. Smalley of $108,707 for relocation expenses. See "Employment Agreements--Agreement with Ms. Smalley."

STOCK OPTIONS

  The following table presents information concerning the options granted to each of the Named Executives during 1997. SEC rules require the Company to include a value for each grant of options as set forth below in column (f). These valuations are calculated in accordance with the methodology described in footnote (3) to this table; however, the Company's use of such methodology should not be construed as an endorsement of its accuracy for valuing options, particularly in the light of the restrictions on the exercise and transferability of the options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                               (b)
                            NUMBER OF        (c)
                            SECURITIES   PERCENT OF     (d)
                            UNDERLYING  TOTAL OPTIONS EXERCISE                (f)
                             OPTIONS     GRANTED TO   OR BASE     (e)     GRANT DATE
              (a)            GRANTED    EMPLOYEES IN   PRICE   EXPIRATION   PRESENT
             NAME             (#)(1)     FISCAL YEAR   ($/Sh)   DATE(2)   VALUE($)(3)
             ----           ----------  ------------- -------- ---------- -----------
   Current Executive
    Officers
   Nelson C. Rising........      --          --           --         --         --
   Stephen P. Wallace......      --          --           --         --         --
   Timothy J. Beaudin......      --          --           --         --         --
   Ira Yellin..............      --          --           --         --         --
   Kathleen Smalley........   75,000(4)     8.79        11.05   01/01/07    314,711
                              75,000(5)     8.79       18.525   01/26/08    512,036

--------
(1) The options reflected in the table were granted pursuant to the terms of the 1996 Plan. The 1996 Plan is administered by the Compensation Committee and the Review Committee, which have full power to adopt and amend rules to implement the terms of the 1996 Plan, including the power to reprice options. Options granted under the 1996 Plan are exercisable for cash or any other property (including shares of Common Stock already owned) deemed acceptable by the Compensation Committee.

(2) Options are subject to earlier termination in certain events either upon or following termination of employment. To the extent that stock options awarded to an executive officer under the 1996 Plan have become exercisable before the officer's resignation or termination of employment with the Company (other than for cause or in the event of death or disability), such options remain exercisable in accordance with their terms for up to three months following the officer's termination date. However, if the officer engages in activity in competition with the Company, divulges confidential information or otherwise is terminated for cause, such unexercised options are immediately forfeited. All options which have not yet become exercisable before the officer's termination date automatically terminate on that date. If employment is terminated by reason of death, any unexercised portion of the option that is or becomes vested upon death will remain exercisable for a period of one year following the date of death. If the officer retires at or after age 65, or ceases to be an employee because of disability or in the event of death before the vesting date, the number of shares deemed vested shall equal the number of option shares multiplied by a fraction, the numerator of which is the number of months elapsed from the date of grant and the denominator of which is the number of months from the date of grant to the final vesting date.

(3) The Company is required under SEC rules to establish a valuation for each grant of options; the Black-Scholes option pricing model was used to estimate the present value as of the grant date of the options set forth in the table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options, particularly in the light of the restrictions on the exercise and transferability of the options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. Each of the values reported in the table is calculated on the assumption that the option is exercised at the end of five years. The approach used in developing the five-year term upon which the Black-Scholes calculations were performed is consistent with the requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The following additional assumptions have been made for purposes of calculating the grant date present value for the options shown in the table: with respect to options expiring January 1, 2007, volatility at 29.45% and a risk-free rate of return at 6.18%; and with respect to options expiring January 26, 2008, volatility at 29.45% and a risk-free rate of return at 5.63%.

(4) The option becomes exercisable upon the achievement of a schedule of certain escalating stock price levels for the Common Stock (the "Pricing Schedule") and upon the expiration of various time periods. The Pricing Schedule operates in the following manner: if the average price of the Common Stock (calculated over 30 consecutive trading days) is (a) $13.26 or more, then the option shall be exercisable, subject also to time-vesting, as to 25% of the option shares; (b) $15.91 or more, subject also to time-vesting, as to 50% of such shares; (c) $19.09 or more, subject also to time-vesting, as to 75% of such shares; and (d) $22.99 or more, subject also to time-vesting, as to all of the option shares. Notwithstanding the fulfillment of the conditions of the Pricing Schedule, however, no portion of the option may vest prior to January 1, 1998. Thereafter, assuming conditions of the Pricing Schedule are met in each case, one-fourth of the options shall vest on January 1, 1998; one-half on January 1, 1999, three-fourths on January 1, 2000; and all of the option shares on January 1, 2001. Even if the previously described Pricing
    Schedule vesting conditions have not been fulfilled, the entire number of the option shares will vest on January 1, 2005, assuming the optionee continues to be employed by the Company.

(5) This grant, though made in 1998, was made in satisfaction of requirements of the Smalley Agreement for a grant in 1997 and was made in recognition of performance in 1997. The option becomes exercisable upon the achievement of a schedule of certain escalating stock price levels for the Common Stock (the "Pricing Schedule") and upon the expiration of various time periods. The Pricing Schedule operates in the following manner: if the average price of the Common Stock (calculated over 30 consecutive trading days) is (a) $12.00 or more, then the option shall be exercisable, subject also to time-vesting, as to 25% of the option shares; (b) $14.40 or more, subject also to time-vesting, as to 50% of such shares; (c) $17.30 or more, subject also to time-vesting, as to 75% of such shares; and (d) $20.75 or more, subject also to time-vesting, as to all of the option shares. Notwithstanding the fulfillment of the conditions of the Pricing Schedule, however, no portion of the option may vest prior to December 10, 1998. Thereafter, assuming conditions of the Pricing Schedule are met in each case, one-fourth of the options shall vest on December 10, 1998; one-half on December 10, 1999, three-fourths on December 10, 2000; and all of the option shares on December 10, 2001. Even if the previously described Pricing Schedule vesting conditions have not been fulfilled, the entire number of the option shares will vest on December 10, 2005, assuming the optionee continues to be employed by the Company.

  None of the Named Executives exercised options during 1997. The following table sets forth the number of unexercised options and in-the-money options (divided between exercisable and unexercisable options) held by the Named Executives as of December 31, 1997.

                        FISCAL YEAR-END OPTION HOLDINGS

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED          IN-THE-MONEY
                                   OPTIONS AT                 OPTIONS AT
                                DECEMBER 31, 1997        DECEMBER 31, 1997($)
                            -------------------------  -------------------------
             NAME           EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
             ----           ----------- -------------  ----------- -------------
   Current Executive
    Officers
   Nelson C. Rising........   866,667     1,133,333    10,659,601   12,582,899
   Stephen P. Wallace......   387,500       612,500     4,813,313    6,918,688
   Timothy J. Beaudin......   166,667       333,333     2,068,144    3,829,356
   Ira Yellin..............   100,000       300,000     1,223,125    3,669,375
   Kathleen Smalley........         0       150,000(1)          0      781,875

--------
(1) Includes a grant of 75,000 shares, though made in 1998, made in satisfaction of requirements of the Smalley Agreement for a grant in 1997 and in recognition of performance in 1997.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

  The following is a comparison of the cumulative total stockholder return on a $100 investment in the Common Stock with the cumulative total return, including reinvestment of dividends, of a $100 investment in the Standard & Poor's 500 Composite Stock Index and in a peer group index for the period from December 31, 1992. The total return on the Common Stock is measured by dividing the difference between the Common Stock price at the end and the beginning of the measurement period by the Common Stock price at the beginning of the measurement period.

  The Company's peer group index includes the following companies: Atlantic Gulf Communities, Duke Realty Investments, First Industrial Realty Trust, First Union Real Estate Equity & Mortgage Investments SBI, Forest City Enterprises, Inc, The Newhall Land and Farming Company, L.P., Rouse Company, Security Capital Industrial Trust, Spieker Properties, Standard Pacific Corp. and Washington REIT.

  The peer group index is intended to provide a relevant comparison of total annual return. The peer group includes companies involved in diversified real estate operations such as industrial, retail and office as well as companies involved in fee management services and residential real estate.

--------
* This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                       CATELLUS DEVELOPMENT CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    DECEMBER 31, 1992 TO DECEMBER 31, 1997

                       [PERFORMANCE CHART APPEARS HERE]


                         TOTAL RETURN TO STOCKHOLDERS
                     (ASSUMES $100 INVESTMENT ON 12/31/92)

                            12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                            -------- -------- -------- -------- -------- --------
   Catellus Development
    Corp...................   $100     $115     $ 87     $ 87     $169     $297
   Peer Group Index........   $100     $116     $110     $127     $183     $237
   S&P 500.................   $100     $110     $111     $153     $192     $251

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are required by regulation of the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1997, the Company's officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except for the following: four Form 4s for CalPERS disclosing three acquisitions of Common Stock upon conversion of $3.75 Series A Cumulative Convertible Preferred Stock in 1997 and one such acquisition in 1996 inadvertently were not filed on a timely basis.

                             CERTAIN TRANSACTIONS

  Ms. Garvey is an executive officer of Bank of America NT & SA ("Bank of America"). During 1997, the Company and its subsidiaries had banking relationships with Bank of America. Such relationships, pursuant to which funds are deposited with and borrowed from Bank of America on terms which the Company believes are competitive, reasonable, and customary, may continue in the future. The total amount paid by the Company and its subsidiaries to Bank of America during 1997 pursuant to such arrangements was approximately $12,421,778. Such amount includes interest, commitment fees, and other banking fees paid to Bank of America as principal and/or in its capacity as agent for other lenders participating in the syndicate, together with certain third-party expenses incurred by Bank of America which were reimbursed by the Company. Mr. Alibrandi is a Director of Bank of America and a Director and member of the compensation committee of BankAmerica Corporation, the holding company of Bank of America. Mr. Alibrandi and Ms. Garvey have abstained from all votes of the Board of Directors with respect to matters involving Bank of America.

AGREEMENTS WITH MR. YELLIN

  Mr. Yellin, an executive officer of the Company, through The Yellin Company, indirectly owns 9.8% of Bradbury Associates, L.P., a limited partnership, which owns the Bradbury Building. The Company leases 21,425 rentable square feet of space in the Bradbury Building in downtown Los Angeles pursuant to an Office Lease dated November 22, 1996 ("Lease"). The Company moved its Southern California headquarters to that site in March 1997. The Company believes that, notwithstanding the involvement of an insider, the Lease was entered into on terms which are commercially reasonable, fair to the Company, and comparable to the terms of leases of other properties which would have been available to the Company. The Lease has been unanimously approved by the Board of Directors. The total amount paid by the Company to Bradbury Associates, L.P. during 1997 pursuant to the Lease was approximately $381,595.

AGREEMENTS WITH MS. SMALLEY

  In October 1997, Ms. Smalley received a loan for $400,000 from the Company in connection with the purchase of a new residence in the San Francisco area. As of March 30, 1998, $400,000 of this loan was outstanding. The loan does not bear interest. See "Employment Agreements--Agreement with Ms. Smalley."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the last completed fiscal year, Messrs. Alibrandi, Carter, Farman, Kahane, and Michelson served as members of the Compensation Committee. During the last completed fiscal year, Messrs. Alibrandi, Carter, Farman, Kahane, McNamara, Michelson, and Steinberg and Mmes. Slater and Thomas served as members of the Review Committee. None of the members of either committee is an employee or officer of the Company.

                        FINANCIAL AND OTHER INFORMATION

  The Company's Annual Report for the fiscal year ended December 31, 1997, including financial statements, is being sent to stockholders of record as of the close of business on March 30, 1998 together with this Proxy Statement. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Commission to any stockholder who submits a written request to Corporate Communications, at the Company's offices, 201 Mission Street, San Francisco, California 94105.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Price Waterhouse LLP ("Price Waterhouse"), the Company's independent public accountant, has examined the Company's financial statements for the fiscal year ended December 31, 1997. The Company expects representatives of Price Waterhouse to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The Price Waterhouse representatives will be given an opportunity to make a statement if they desire.

                             STOCKHOLDER PROPOSAL

  J.F. Quilter, Trustee, 500 Westridge Drive, Portola Valley, California, 94028, owner of 230 shares, has submitted the following proposal:

"WHEREAS, the usual practice for annual stockholder meetings is to include a statement to the effect that "if no direction is made the proxy will be voted for the nominations made and positions held by the management.'.

This clouds the voting results as to votes for directors and auditors, does not reflect the desires of voting stockholders and skews the voting results. In a political election it would be tantamount to counting the votes of those who do not vote or abstain as being in favor of the incumbent.

"THEREFORE it is resolved that shareholders recommend that the Board of Directors take the necessary steps to cause proxy balloting on items contained in the notice of the annual shareholders meeting to be tabulated as in favor, opposed and returned unmarked ballots with the decision being determined by the count of in favor and opposed' "

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  This proposal assumes that many stockholders who sign and return their proxy cards do not intend to cast any vote, an assumption the Company does not believe to be valid. The Company believes that every stockholder who returns a properly signed proxy card does intend either to cast a vote or to select a proxy to represent that stockholder's interest at a meeting he or she chooses not to attend. The Board of Directors is obligated to give effect to the opinions of all stockholders who wish to participate, whether those stockholders choose to do so by marking the proxy card with a specific vote or simply by returning the proxy card without specific voting instructions and thereby conferring authority to vote on the stockholder's behalf.

  The Proxy Statement and proxy card clearly state that any unmarked proxies will be voted in accordance with the recommendations of the Board of Directors. Since a stockholder who is willing to take the time to sign his or her proxy card will probably observe that statement, it seems unlikely that many stockholders would be confused or surprised by the existing procedure.

  The current procedure provides stockholders with a convenient way to participate in stockholders' meetings. As of January 1998, approximately 70% of the Company's shares were held by institutional stockholders. Many institutional stockholders, who sign a great many proxy cards for numerous companies in which they have investments, appreciate the convenience of voting as management recommends without the necessity of marking each proposal box. While this process may be only a minor inconvenience for a shareholder completing one proxy card, it becomes a burden for an institutional shareholder dealing with many proxy cards. It is important for the Company to make voting by these stockholders as convenient as possible in order to have sufficient shares represented at its stockholder meetings to have a quorum.

  Mr. Quilter's proposal, if adopted, would mean that all proxy cards that are submitted to the Company without specific voting instructions would be sent back to the stockholders who submitted them and, therefore, would not be counted as being present at the stockholders' meeting. Since many stockholders do not mark their proxy cards when they submit them, it is likely that many of the proxies would be returned, and there might not be enough shares represented to constitute the quorum necessary for the transaction of business at a stockholders' meeting.

  Finally, the current procedure has been in place for a number of years and has not caused a problem. A change in the current procedure could cause significant confusion among the stockholders who have been following the existing procedure for many years.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 14, 1998 for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

                          [LOGO OF RECYCLED PAPER]

                          Printed on Recycled Paper

                       CATELLUS DEVELOPMENT CORPORATION

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


        The undersigned hereby appoints Nelson C. Rising, Stephen P. Wallace and Kathleen Smalley, or any of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Catellus Development Corporation (the "Company") to be held on May 28, 1998 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given , to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side hereof, and in their discretion upon such other matters as may come before the meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                           ++++++++++++++++++
                                                           +   SEE REVERSE  +
                                                           +      SIDE      +
                                                           ++++++++++++++++++

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                       CATELLUS DEVELOPMENT CORPORATION

                                 MAY 28, 1998



                Please Detach and Mail in the Envelope Provided


[X] Please mark your votes as in this example.


 The shares represented hereby will be voted in accordance with the directions given by the stockholder. If not otherwise directed, the shares represented by this proxy will be voted FOR Item 1 and AGAINST Item 2.


1.      Election of Directors

        [ ] FOR         [ ] WITHHELD

        For, except vote withheld from the following nominee(s):

        --------------------------------------------------------

          Nominees:     Joseph F. Alibrandi
                        Daryl J.Carter
                        Richard D. Farman
                        Christine Garvey
                        William M. Kahane
                        Donald J. McNamara
                        Leslie D. Michelson
                        Nelson C. Rising
                        Jacqueline R. Slater
                        Thomas M. Steinberg
                        Beverly Benedict Thomas


2.      Stockholder Proposal To adopt the stockholder proposal:

        [ ] FOR         [ ] AGAINST     [ ] ABSTAIN

        The undersigned hereby acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.


PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.


SIGNATURE(S):                                   DATE:
              -------------------------------         ---------------------

NOTE: Please sign exactly as names(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such.